EXHIBIT 10.5


                      AMENDED AND RESTATED AGREEMENT

     THIS AMENDED AND RESTATED AGREEMENT (the "Agreement" or "Warrant Antidilution Agreement") is entered into as of July 11, 2001, by and among COLLEGE BOUND STUDENT ALLIANCE, INC., a corporation duly organized and existing under the laws of the State of Nevada (the "Company") and Swartz Private Equity, LLC (hereinafter referred to as "Swartz") and amends and restates the Agreement between the parties dated on or about May 25, 2000.

                                 RECITALS:

     WHEREAS, pursuant to the Company's offering ("Equity Line") of up to Thirty Million Dollars ($30,000,000), excluding any funds paid upon exercise of the Warrants, of Common Stock of the Company pursuant to that certain Amended and Restated Investment Agreement (the "Investment Agreement") between the Company and Swartz dated on or about July 11, 2001, the Company has agreed to sell and Swartz has agreed to purchase, from time to time as provided in the Investment Agreement, shares of the Company's Common Stock for a maximum aggregate offering amount of Thirty Million Dollars ($30,000,000); and

     WHEREAS, pursuant to the terms of the Investment Agreement, the Company has agreed, among other things, to issue to Swartz Commitment Warrants, as defined in the Investment Agreement, to purchase a number of shares of Common Stock, exercisable for five (5) years from their respective dates of issuance.

                                  TERMS:

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Issuance of Commitment Warrants. As compensation for entering into the Equity Line, Swartz received Commitment Warrants (as defined in the Investment Agreement) exercisable into an aggregate of 489,500 shares of the Company's Common Stock, in the forms attached hereto as Composite Exhibit A (the "Commitment Warrants").

2. Issuance of Additional Warrants. On each six month anniversary of the date of issuance of the Commitment Warrants (each, a "Six Month Anniversary Date") continuing throughout the term of the Commitment Warrant, the Company shall issue to the Investor additional warrants (the "Additional Warrants"), to purchase a number of shares of Common Stock, if necessary, such that the sum of the number of Commitment Warrants and the number of Additional Warrants issued to Investor shall equal at least "Y%" of the number of fully diluted shares of Common Stock of the Company on such Six Month Anniversary Date (not including any shares issued or issuable to Swartz and not including any options that are not yet vested), where "Y" shall equal 1.75% for the first Six Month Anniversary Date, and shall be reduced by 0.3% for each Six Month Anniversary Date beginning on and following the second Six Month Anniversary Date. The Additional Warrants shall be in the form of Exhibit A hereto, and shall initially be exerciseable at the same price as the Commitment Warrants (as most recently reset), shall have the same reset provisions as the Commitment Warrants (which resets shall occur on each six month anniversary of the date of issuance of the applicable Additional Warrant throughout the term of the applicable Additional Warrant), shall have piggyback registration rights and shall have a 5-year term.

3. Opinion of Counsel. Concurrently with the issuance and delivery of the Commitment Opinion (as defined in the Investment Agreement) to the Investor, or on the date that is six (6) months after the date of this Agreement, whichever is sooner, the Company shall deliver to the Investor an Opinion of Counsel (signed by the Company's independent counsel) covering the issuance of the Commitment Warrants and the Additional Warrants, if any Additional Warrants have been issued by such date, and the issuance and resale of the Common Stock issuable upon exercise of the Warrants and the Additional Warrants, if any Additional Warrants have been issued by such date.

4. Change in Corporate Entity. The Company shall not, at any time after the date hereof, enter into any merger, consolidation or corporate reorganization of the Company with or into, or transfer all or substantially all of the assets of the Company to, another entity unless the resulting successor or acquiring entity in such transaction, if not the Company (the "Surviving Entity"), (i) has Common Stock listed for trading on Nasdaq or on another national stock exchange and is a Reporting Issuer, (ii) assumes by written instrument the Company's obligations with respect to this Warrant Antidilution Agreement and the Additional Warrants, including but not limited to the obligations to deliver to the Investor shares of Common Stock and/or securities that Investor is entitled to receive pursuant to this Investment Agreement and upon exercise of the Additional Warrants and agrees by written instrument to reissue, in the name of the Surviving Entity, any Additional Warrants (each in the same terms, including but not limited to the same reset provisions, as the Commitment Warrants originally issued or required to be issued by the Company) that are outstanding immediately prior to such transaction, making appropriate proportional adjustments to the number of shares represented by such Warrants and the exercise prices of such Warrants to accurately reflect the exchange represented by the transaction. Notwithstanding the above, the Company may enter into a merger or corporate reorganization where the surviving entity in such transaction is not a Reporting Issuer if and only if the Company first (i) terminates the Investment Agreement and pays the Termination Fee (as defined in the Investment Agreement) to the Holder in full, and (ii) redeems the Commitment Warrants from the Holder by paying to the Holder an amount of cash as described in Section 7.2 of the Investment Agreement.

5. Termination of Investment Agreement. Notwithstanding any Termination or Automatic Termination (as each is defined in the Investment Agreement) of the Investment Agreement, this Agreement, including but not limited to the Company's obligation to issue Additional Warrants, shall remain in full force and effect throughout the term of the Commitment Warrants, and may not be terminated.

6.      Arbitration; Governing Law.   This Agreement shall be governed by and
construed in accordance with the laws of the State of Georgia applicable to agreements made in and wholly to be performed in that jurisdiction, except for matters arising under the Act or the Securities Exchange Act of 1934, which matters shall be construed and interpreted in accordance with such laws. Any controversy or claim arising out of or related to the Transaction Documents or the breach thereof, shall be settled by binding arbitration in Atlanta, Georgia in accordance with the Expedited Procedures (Rules 53-57) of the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). A proceeding shall be commenced upon written demand by Company or any Investor to the other. The arbitrator(s) shall enter a judgment by default against any party, which fails or refuses to appear in any properly noticed arbitration proceeding. The proceeding shall be conducted by one (1) arbitrator, unless the amount alleged to be in dispute exceeds two hundred fifty thousand dollars ($250,000), in which case three (3) arbitrators shall preside. The arbitrator(s) will be chosen by the parties from a list provided by the AAA, and if they are unable to agree within ten (10) days, the AAA shall select the arbitrator(s). The arbitrators must be experts in securities law and financial transactions. The arbitrators shall assess costs and expenses of the arbitration, including all attorneys' and experts' fees, as the arbitrators believe is appropriate in light of the merits of the parties' respective positions in the issues in dispute. Each party submits irrevocably to the jurisdiction of any state court sitting in Atlanta, Georgia or to the United States District Court sitting in Georgia for purposes of enforcement of any discovery order, judgment or award in connection with such arbitration. The award of the arbitrator(s) shall be final and binding upon the parties and may be enforced in any court having jurisdiction. The arbitration shall be held in such place as set by the arbitrator(s) in accordance with Rule 55.

     Although the parties, as expressed above, agree that all claims, including claims that are equitable in nature, for example specific performance, shall initially be prosecuted in the binding arbitration procedure outlined above, if the arbitration panel dismisses or otherwise fails to entertain any or all of the equitable claims asserted by reason of the fact that it lacks jurisdiction, power and/or authority to consider such claims and/or direct the remedy requested, then, in only that event, will the parties have the right to initiate litigation respecting such equitable claims or remedies. The forum for such equitable relief shall be in either a state or federal court sitting in Atlanta, Georgia. Each party waives any right to a trial by jury, assuming such right exists in an equitable proceeding, and irrevocably submits to the jurisdiction of said Georgia court. Georgia law shall govern both the proceeding as well as the interpretation and construction of this Agreement and the transaction as a whole.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 11th day of July, 2001.

                                        SUBSCRIBER:
COLLEGE BOUND STUDENT ALLIANCE, INC.    SWARTZ PRIVATE EQUITY, LLC.



By: ________________________________    By: _________________________________
     Jerome M. Lapin, CEO                     Eric S. Swartz, Manager


College Bound Student Alliance, Inc.    300 Colonial Center Parkway
333 South Allison Parkway, Ste. 100     Suite 300
Lakewood, CO  80226                     Roswell, GA  30076
Telephone: (303) 804-0100               Telephone:  (770) 640-8130
Facsimile:  (303) 224-0156              Facsimile:  (770) 640-7150